                                                                     EXHIBIT 1.4




                             HIGH SPEED ACCESS CORP.

                            STOCK PURCHASE AGREEMENT










                                 APRIL 30, 1999

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
1.       Purchase and Sale of Stock...............................................................................1

         1.1      Sale and Issuance of Stock......................................................................1
         1.2      The Closing.....................................................................................1

2.       Representations and Warranties of the Company............................................................1

         2.1      Organization and Good Standing..................................................................1
         2.2      Authorization...................................................................................2
         2.3      Valid Issuance of Stock.........................................................................2
         2.4      Litigation......................................................................................2
         2.5      Properties......................................................................................2
         2.6      Compliance with Other Documents.................................................................2

3.       Representations and Warranties of the Investor...........................................................3

         3.1      Authorization...................................................................................3
         3.2      Investigation...................................................................................3
         3.3      Accredited Investor.............................................................................3
         3.4      Purchase Entirely for Own Account...............................................................3

4.       Conditions to the Investor's Obligation at Closing.......................................................3

         4.1      Representations and Warranties..................................................................3
         4.2      Securities Laws.................................................................................3
         4.3      Authorizations..................................................................................4
         4.4      Initial Public Offering of Common Stock.........................................................4

5.       Conditions to the Company's Obligations at Closing.......................................................4

         5.1      Representations and Warranties..................................................................4
         5.2      Securities Laws.................................................................................4
         5.3      Authorizations..................................................................................4
         5.4      Initial Public Offering of Common Stock.........................................................4
         5.5      Payment of Purchase Price.......................................................................4

6.       Covenants of the Company and the Investor................................................................5

         6.1      Agreement Not to Transfer.......................................................................5
         6.2      Market Stand-Off................................................................................5
         6.3      Notice of Intention to Transfer.................................................................6
         6.4      Standstill......................................................................................6
         6.5      Voting Agreements...............................................................................6

                                                                                                                PAGE
                                                                                                                ----
         6.6      Hart-Scott-Rodino...............................................................................7
         6.7      Registration of Stock...........................................................................7

7.       Miscellaneous............................................................................................7

         7.1      Governing Law...................................................................................7
         7.2      Survival; Additional Securities.................................................................7
         7.3      Successors and Assigns..........................................................................8
         7.4      Entire Agreement................................................................................8
         7.5      Notices.........................................................................................8
         7.6      Amendments and Waivers..........................................................................8
         7.7      Legal Fees......................................................................................8
         7.8      Expenses........................................................................................9
         7.9      Titles and Subtitles............................................................................9
         7.10     Counterparts....................................................................................9
         7.11     Severability....................................................................................9
         7.12     Confidentiality.................................................................................9


Exhibit A........................................................................................................A-1

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT is made as of the 30th day of April 1999 by and between High Speed Access Corp., a Delaware corporation (the "Company") and Microsoft Corporation, a Washington corporation (the "Investor").

                  WHEREAS, the Investor has indicated a desire to purchase such number of shares of Common Stock from the Company equal to Ten Million Dollars ($10,000,000) divided by the price per share offered to the public, less any underwriter discounts and commissions, in the Company's initial public offering ("IPO") and to have such shares registered under the Securities Act of 1933, as amended (the "Securities Act") concurrently with the Company's IPO.

                  WHEREAS, the Company has indicated a desire to sell such shares of Common Stock to the Investor and has agreed to register such shares under the Securities Act on the terms set forth herein.

                  NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                  1. Purchase and Sale of Stock.

                     1.1 Sale and Issuance of Stock. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Investor and the Investor agrees to purchase from the Company such number of shares of Common Stock from the Company equal to Ten Million Dollars ($10,000,000) divided by the price per share offered to the public, less any underwriter discounts and commissions, in the Company's IPO (the "Stock"), having the rights, preferences, privileges and restrictions set forth in the form of Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") to be filed with the Delaware Secretary of State prior to the Closing (as defined below).

                     1.2 The Closing. The purchase and sale of the Stock shall be held at the Company's offices concurrently with the closing of IPO or, if later, upon satisfaction or waiver of each of the conditions set forth in Sections 4 and 5 (the "Closing"). At the Closing, the Company will deliver the Stock to the Investor against payment of the purchase price therefor by check payable to the order of the Company or by wire transfer. The per share purchase price for the Stock shall be equal to the per share price paid by the public for the Company's Common Stock in the IPO, less any underwriter discounts and commissions.

                  2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

                     2.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

                     2.2 Authorization. All corporate action on the part of the Company, itsofficers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance and delivery of the Stock has been taken or will be taken prior to the Closing, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and by general principles of equity.

                     2.3 Valid Issuance of Stock. The Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

                     2.4 Litigation. Except as set forth in the Company's registration statement prepared in connection with the IPO, as filed with the Securities and Exchange Commission ("SEC") and amended from time to time (the "Registration Statement"), there are no actions, proceedings or investigations pending or, to the best of Company's knowledge, any basis therefor or threat thereof, against or affecting the Company, that, either in any case or in the aggregate, would result in any material adverse change in the business, financial condition, or results of operations of the Company.

                     2.5 Properties. To the best of the Company's knowledge (but without having conducted any special investigation), the Company has (i) good and marketable title to its properties and assets and has good title to all its leasehold interests, and (ii) sufficient title, license and/or ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted on the date hereof.

                     2.6 Compliance with Other Documents. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the terms and provisions hereof will not conflict with or result in a breach of the terms and conditions of, or constitute a default under the Restated Certificate or Bylaws of the Company or of any contract or agreement to which the Company is now a party, except where such conflict, breach or default of any such contract or agreement, either individually or in the aggregate, would not have a material adverse effect on the Company's business, financial condition or results of operations.

                  3. Representations and Warranties of the Investor. The Investor hereby represents and warrants that:

                     3.1 Authorization. This Agreement constitutes the valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and by general principles of equity.

                     3.2 Investigation. The Investor acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with the Company's Vice Chairman. The Investor further acknowledges having had access to information about the Company that it has requested or considers necessary for purposes of purchasing the Stock.

                     3.3 Accredited Investor. The Investor is an "accredited investor" as such term is defined in Regulation D adopted by the SEC.

                     3.4 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Stock will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

                  4. Conditions to the Investor's Obligation at Closing. The obligation of the Investor to purchase the Stock at the Closing is subject to the fulfillment to the Investor's satisfaction on or prior to the Closing of the following conditions:

                     4.1 Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall be true and correct when made, and shall be true and correct as of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

                     4.2 Securities Laws. The offer and sale of the Stock to the Investor pursuant to this Agreement shall be either (i) registered under the Securities Act, or (ii) exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

                     4.3 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement (including, if applicable, the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) shall have been duly obtained and shall be effective on and as of the Closing.

                     4.4 Initial Public Offering of Common Stock. The initial public offering of the Company's Common Stock shall have occurred.

                  5. Conditions to the Company's Obligations at Closing. The obligation of the Company to sell the Stock at the Closing is subject to the fulfillment to the Company's satisfaction on or prior to the Closing of the following conditions:

                     5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 hereof shall be true as of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

                     5.2 Securities Laws. The offer and sale of the Stock to the Investor pursuant to this Agreement shall be either (i) registered under the Securities Act, or (ii) exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

                     5.3 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement (including, if applicable, the expiration of any waiting period under the HSR Act) shall have been duly obtained and shall be effective on and as of the Closing.

                     5.4 Initial Public Offering of Common Stock. The initial public offering of the Company's Common Stock shall have occurred.

                     5.5 Payment of Purchase Price. The Investor shall have delivered to the Company the purchase price for the Stock as set forth in
Section 1.2 hereof.

                  6. Covenants of the Company and the Investor.

                     6.1 Agreement Not to Transfer.

                         (a) Prior to the date which is 180 days after the
Closing (the "Lockup Date"), the Investor shall not, directly or indirectly, Transfer or offer to Transfer any shares of the Stock.

                         (b) Following the Lockup Date and prior to the first
anniversary of the Closing, the Investor shall not, directly or indirectly, Transfer or offer to Transfer, in the aggregate, more than fifty percent (50%) of the shares of the Stock during any one calendar quarter.

                         (c) Notwithstanding the foregoing restrictions on
Transfer (the "Transfer Restrictions"), the Transfer Restrictions shall be ineffective in the event an unrelated third party has publicly announced and is actively pursuing the purchase of all or substantially all of the assets or capital stock of the Company or a merger in which the Company would not be the surviving corporation; provided, that if such acquisition or merger is not consummated within sixty days of such public announcement, the Transfer Restrictions shall be reinstated.

                         (d) In order to enforce the Transfer Restrictions, the
Company may impose stop-transfer instructions with respect to the Stock until the end of the restricted period.

                         (e) As used in this Agreement, the term "Transfer"
shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, of shares of the Stock. In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee's sale or a sale by any secured creditor or a retention by the secured creditor of the pledged shares of the Stock in complete or partial satisfaction of the indebtedness for which the shares of the Stock are security.

                     6.2 Market Stand-Off. In addition to the Transfer Restrictions (which shall in no way be limited by the following), in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, the Investor shall not Transfer or offer to Transfer any shares of the Stock without the prior written consent of the Company and its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters; provided, however, that
(i) such Market Stand-Off shall not exceed one hundred eighty (180) days, and
(ii) the Investor shall be subject to the Market Stand-Off only if the officers and directors of the Company are also subject to similar restrictions. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Stock until the end of the applicable stand-off period.

                     6.3 Notice of Intention to Transfer. On or prior to the third anniversary of the Closing, in the event the Investor plans to Transfer in the aggregate more than twenty percent (20%) of the shares of the Stock in one or more transactions during any three (3) month period, the Investor shall use its best efforts to inform the Company of such intention to Transfer such shares ten (10) days prior to such Transfer.

                     6.4 Standstill. The Investor agrees that, prior to the third anniversary of the Closing, unless specifically invited by the Company, the Investor will not, in any manner, directly or indirectly, effect any acquisition of Voting Securities (as hereinafter defined), or beneficial ownership thereof if, immediately after any such acquisition, the Investor would beneficially own, in the aggregate, Voting Securities representing more than ten percent (10%) of the outstanding Common Stock of the Company. The Investor also agrees during such period not to make any public request (or publicize any request) of the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6.4 (including this sentence). The Investor also agrees not to form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or take any other action, in order to circumvent the provisions of this Section 6.4.

                  For purposes of this Agreement, (i) the term "Voting Securities" shall refer to all securities of the Company entitled to vote generally for the election of directors, and (ii) the term "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  The restrictions set forth in this Section 6.4 shall be ineffective upon the occurrence of either of the following events: (i) an unrelated third party has publicly announced and is actively pursuing the purchase of all or substantially all of the assets or capital stock of the Company or a merger in which the Company would not be the surviving corporation; or (ii) an officer of the Company, duly authorized by the Company's Board of Directors, has informed the Investor in writing of the Company's potential interest in entering into a sale of all or substantially all of its assets or stock or a merger in which the Company would not be the surviving corporation; provided, however, that if such acquisition, merger or sale is not consummated within sixty days of such public announcement (in the case of clause (i)) or of such notice in writing (in the case of clause (ii)), the restrictions set forth in this Section 6.4 shall be reinstated.

                     6.5 Voting Agreements. For a period ending on the first anniversary of the Closing, the Investor agrees to vote all shares of Voting Securities owned by it (i) in each election of directors for the entire slate of nominees recommended by the Company's Board of

Directors to the Company's shareholders and (ii) on all other matters to be voted on by holders of Voting Securities, unless the Company otherwise consents in writing, in the same proportion as the votes cast by all other shareholders of the Company entitled to vote on such matter (other than the Investor). The Investor, as a holder of Voting Securities, shall be present, in person or by proxy, at all meetings of shareholders of the Company so that all shares of Voting Securities beneficially owned by it may be counted for the purpose of determining the presence of a quorum at such meetings.

                  The voting agreements set forth in this Section 6.5 shall terminate immediately if an unrelated third party has publicly announced and is actively pursuing the purchase of all or substantially all of the assets or capital stock of the Company or a merger in which the Company would not be the surviving corporation; provided, however, that if such acquisition, merger or sale is not consummated within sixty days of such public announcement, the voting agreements set forth in this Section 6.5 shall be reinstated.

                     6.6 Hart-Scott-Rodino. The Company and the Investor will assist and cooperate with each other regarding any filings required under the HSR Act and any other applicable laws and regulations. The Company and the Investor each agree to make any HSR Act and other filings promptly upon the other's request.

                     6.7 Registration of Stock. The Company agrees that, to the extent allowed by the SEC, it will register the Stock in the IPO. If the Company is not able to register the Stock in the IPO, the Company agrees that, upon request by the Investor, it will effect registration of the Stock in accordance with the provisions contained in Exhibit A attached hereto. If the Company is not able to register the Stock in the IPO, the Investor understands and agrees that (i) the Stock will be characterized as "restricted securities" under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and (ii) each certificate representing the Stock and any other securities issued in respect of the Stock upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel for the Company) shall be stamped or otherwise imprinted with appropriate legends mandated by federal and state securities laws.

                  7. Miscellaneous.

                     7.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without regard to the conflict of law provisions thereof.

                     7.2 Survival; Additional Securities. The representations and warranties set forth in Sections 2 and 3 shall survive until the Closing. The covenants and agreements set forth in Section 6 shall survive in accordance with their terms. Any new, substituted or additional securities which are by reason of any stock split, stock dividend, recapitalization or reorganization distributed with respect to the Stock ("Stock Distributions") shall be immediately subject to the covenants and agreements set forth in
Section 6 to the same extent the Stock is at such time covered by such provisions.

                     7.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, the covenants set forth in Section 6 shall not be binding upon any entity (other than an affiliate of the Investor) which acquires any shares of the Stock or a Stock Distribution in a transaction permitted hereunder.

                     7.4 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter hereof.

                     7.5 Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to the Investor, at the Investor's address set forth below its signature, or at such other address as the Investor shall have furnished to the Company in writing, or (b) if to the Company, at its address as set forth below its signature, or at such other address as the Company shall have furnished to the Investor in writing.

                     7.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

                     7.7 Legal Fees. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the Stock or any Stock Distribution, the prevailing party shall be paid by the other party a reasonable sum for the attorneys' fees and expenses incurred by such prevailing party.

                     7.8 Expenses. Irrespective of whether the Closing is effected, the Company and the Investor shall each pay their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

                     7.9 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                     7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                     7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                     7.12 Confidentiality. The parties hereto agree that, except with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish, or make accessible to anyone any confidential information, knowledge, or data concerning or relating to the business or financial affairs of such other party to which said party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, or the performance of its obligations hereunder.





                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.


HIGH SPEED ACCESS CORP.
4100 East Mississippi Avenue
Denver, CO 80246
Attn:  Ron Pitcock, Sr., President


/s/ Robert Saunders
----------------------------------------
By:   Robert Saunders, Vice Chairman



MICROSOFT CORPORATION
One Microsoft Way
Redmond, WA  98052-6389
Attn:  Robert A. Eshelman, Esq.
       General Counsel, Finance and Administration


/s/ Greg Maffei
----------------------------------------
By:   Greg Maffei, SVP Finance and
      Administration, CFO

                                    EXHIBIT A


                  1. Registration Rights. The Company covenants and agrees as follows:

                     1.1 Definitions. For purposes of this Exhibit A, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement between the Company and the Investor to which this Exhibit A is attached. In addition, the following terms used herein shall have the following meanings:

                         (a) The term "Form S-1" means such form under the Act
as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                         (b) The term "Form S-3" means such form under the Act
as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                         (c) The term "1934 Act" means the Securities Exchange
Act of 1934, as amended.

                         (d) The term "register", "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                     1.2 Request for Registration. If the Company shall receive, at any time after one year following the Closing, a written request from the Investor that the Company effect a registration on a Form S-3 and any related qualification or compliance with respect to the Stock, then the Company shall, as expeditiously as reasonably possible, effect the registration of all, but not less than all, such Stock on Form S-3 and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the Stock. The Company shall have no obligation to effect any registration of less than all of the Stock.

                         (a) Notwithstanding anything to the contrary in this
Section 1.2, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.2: (i) if the Company shall furnish to the Investor a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, such registration should be deferred due to material events directly relating to the Company, in which event the Company shall have the right to defer the filing of the Form S-3 for a period of not more than 90 days after receipt of the request of the Investor under this Section 1.2 (provided, however, that the Company may defer such registration only once); or (ii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                         (b) If Form S-3 is not available to the Company to
effect the registration of the Stock as contemplated by this Section 1.2, then
(i) the Company shall effect such registration on Form S-1 and (ii) in such event, all references in this Section 1 to Form S-3 shall be read as references to Form S-1.

                         (c) The Company shall not be obligated to effect, or to
take any action to effect, any registration pursuant to this Section 1.2 after the earlier to occur of the following events: (i) the Company has effected one registration pursuant to this Section 1.2, and such registration has been declared or ordered effective and otherwise satisfies and continues to satisfy the terms and conditions of this Section 1.2; or (ii) the Company has voluntarily effected the registration of all of the Stock without having first received a request for such registration pursuant to this Section 1.2 (a "Voluntary Registration"), and such Voluntary Registration has been declared or ordered effective and otherwise satisfies and continues to satisfy the terms and conditions of this Section 1.2.

                     1.3 Obligations of the Company. Whenever required under
Section 1.2 to effect the registration on Form S-3 of the Stock, the Company shall, as expeditiously as reasonably possible:

                         (a) Prepare and file with the SEC a Form S-3 with
respect to such Stock and use its best efforts to cause such registration statement to become effective as soon as reasonably practicable after the mailing of the request for such registration but in no event later than ninety
(90) days after such mailing. The Company shall keep such registration statement effective until the earlier of (i) two (2) years after the Closing, (ii) the distribution of all of the Stock as contemplated in the registration statement has been completed, and (iii) the date which all shares of the Stock held by the Investor may immediately be sold under Rule 144 during any 90-day period.

                         (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                         (c) Furnish to the Investor such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Stock.

                         (d) Use its best efforts to register and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investor; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                         (e) Notify the Investor covered by such registration
statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                         (f) Cause all such Stock registered pursuant hereunder
to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                         (g) Provide a transfer agent and registrar for all of
the Stock registered pursuant hereunder and a CUSIP number for all such Stock, in each case not later than the effective date of such registration.

                     1.4 Investor Obligation to Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant hereto with respect to the Stock that the Investor shall furnish to the Company such information regarding itself, the Stock, and the intended method of disposition of such securities as shall be required to effect the registration of such Stock.

                     1.5 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant hereto, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the Investor hereunder but excluding the fees and disbursements of any other counsel for the Investor) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant hereto if the registration request is subsequently withdrawn at the request of the Investor, unless the Investor agrees to forfeit its right to any demand registration pursuant hereto; provided further, however, that if at the time of such withdrawal, the Investor has learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Investor at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Investor shall not be required to pay any of such expenses and shall retain its right of registration pursuant to Section 1.2.

                     1.6 Indemnification. In the event any Stock is included in a registration statement under Section 1.2:

                         (a) To the extent permitted by law, the Company will
indemnify and hold harmless the Investor, any underwriter (as defined in the Act) for the Investor and each person, if any, who controls the Investor or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to the Investor, or such underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor, underwriter or controlling person.

                         (b) To the extent permitted by law, the Investor will
indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection (b) exceed the gross proceeds from the offering received by the Investor.

                         (c) Promptly after receipt by an indemnified party
under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 1.6.

                         (d) If the indemnification provided for in this Section
1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                         (e) Notwithstanding the foregoing, to the extent that
the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                         (f) The obligations of the Company and the Investor
under this Section 1.6 shall survive the completion of any offering of the Stock in a registration statement pursuant hereto, and otherwise.

                     1.7 Termination. The Company's obligation to register the Stock pursuant to this agreement shall terminate on the earlier of (i) the second anniversary of the Closing and (ii) the date on which all shares of the Stock held by the Investor may immediately be sold under Rule 144 during any 90-day period.